Exhibit 10.3

[Executive Team]

FOUR OAKS FINCORP, INC.
2015 RESTRICTED STOCK PLAN

AWARD AGREEMENT
(Awarding Restricted Stock)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), and «Name» (the “Participant”) pursuant to the provisions of the Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan (the “Plan”), which is incorporated herein by reference.  Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Participant is providing, or has agreed to provide, services to the Company, or Affiliate or a Subsidiary of the Company, as an Employee, Director or Third Party Service Provider; and

WHEREAS, the Company considers it desirable and in its best interests that the Participant be given a personal stake in the Company’s growth, development and financial success through the grant of Shares in the form of Restricted Stock, pursuant to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.           Grant of Restricted Stock.  Effective as of «Grant Date» (the “Grant Date”), the Company hereby awards to the Participant «Number» shares of Restricted Stock, having a Fair Market Value per share of $«FVM»  on the Grant Date.  The Restricted Stock is subject to the terms and conditions of the Plan and this Agreement.

2.           Vesting Schedule.  Provided that the Participant continues to render services to the Company through the applicable vesting date, the Restricted Stock will be eligible to vest in two (2) separate tranches, fifteen percent (15%) at the end of the one-year Performance Period ending on December 31, 2015, and eighty-five percent (85%) at the end of the three-year performance period ending on December 31, 2018, in each case based on the Performance Measures and goals for each such period set forth on Addendum A hereto.  Each tranche will vest on the later of the last day of the Performance Period and the date the Committee determines in its discretion that the performance goals for that particular Performance Period have been met.  If the performance goals for a particular Performance Period are not met, that tranche of Restricted Stock will be forfeited.

3.           Termination of Service Relationship.  Any Restricted Stock that has not vested at the time of the termination of the Participant’s service relationship will be forfeited, although, consistent with the Plan, the Committee has the power, in its sole and absolute discretion, to accelerate vesting where such termination is as a result of the Participant’s death or Disability or in other termination situations.

4.           Book Entry and Delivery of Shares.  The Participant agrees that the Participant’s ownership of the Restricted Stock will be evidenced solely by a computerized or manual entry in the records of the Company or its designated stock transfer agent in the Participant’s name.  Once the Restricted Stock has vested, the Company will deliver (subject to any withholding of Shares as described in Section 5 below) the Shares to the Participant either by (i) delivering one or more stock certificates representing such Shares to the Participant, registered in the name of the Participant, or (ii) electronically depositing such Shares into an online securities account maintained for the Participant with such brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Shares.  All certificates for Shares and all Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Shares are then listed or quoted, and any applicable federal or state securities law.

5.           Withholding and Taxes.  In connection with the vesting of Restricted Stock, the Company shall have the right to require that the Participant make such provision, or furnish the Company such authorization, as may be necessary or desirable so that the Company may satisfy any obligation it has under applicable income tax laws to withhold for income or other taxes due upon or incident to such vesting.  The Committee may, in its discretion, permit or require such withholding obligation to be satisfied through the withholding of Shares that otherwise would be delivered to the Participant.  In the event the Participant elects immediate Federal income taxation with respect to all or any portion of this Award pursuant to Section 83(b) of the Code, the Participant agrees to deliver a copy of such election to the Company within ten (10) days after filing such election with the Internal Revenue Service.

6.           Non-Transferability of Restricted Stock.  Except as may be otherwise determined by the Committee in its sole discretion, prior to its vesting, the Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings, including bankruptcy).

7.           Restrictions on Shares.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.  The Participant agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.  The Committee may impose such restrictions on any Shares acquired pursuant to this Agreement as it deems advisable, including without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws as may be applicable to such Shares.

8.           Forfeiture.  Where a Participant engages in certain competitive activity or is terminated by the Company for Cause, his or her Restricted Stock and Shares are subject to forfeiture conditions under Section 7.3 of the Plan.  Upon the occurrence of any of the events set forth in Section 7.3 of the Plan, in addition to the remedies provided in Section 7.3, the Company shall be entitled to issue a stop transfer order or other document implementing the forfeiture to its transfer agent, the depository or any of its nominees, and any other person with respect to the Restricted Stock and Shares.

9.           Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

10.           Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Committee shall be final and binding on all parties.

11.           Acknowledgement.  The Participant acknowledges and agrees:  (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the award of Restricted Stock does not create any contractual or other right to receive future Awards or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the Restricted Stock had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the Restricted Stock is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract if any; and (vii) that the Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

12.           Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.  This Agreement is governed by the internal substantive laws but not the choice of law rules of North Carolina.

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[Signature Page to Restricted Stock Agreement]

By signing below, you accept the award of this Restricted Stock and agree that this Award is subject in all respects to the terms and conditions of the Plan.  Copies of the Plan and a Prospectus containing information concerning the Plan are available upon request to Wanda Blow at (919) 963-2177.

PARTICIPANT	FOUR OAKS FINCORP, INC.

By:
Signature	Name:
Title:

Addendum A to Restricted Stock Agreement

Performance Measures and Goals

I.             For Performance Period Ending December 31, 2015

The Performance Measures for the one-year period ending December 31, 2015 will be (1) budgeted Net Income as set forth in the Company’s 2015 budget and (2) the Company having Net Income in each quarter of 2015.

Provided that the Company has Net Income in each quarter of 2015, the performance-based Shares will vest as follows:

Percentage of Budgeted Net Income Achieved	Number of Shares Vested
Less than 70%	0% of total Award
70%	10.5% of total Award
80%	12% of total Award
90%	13.5% of total Award
100%	15% of total Award

Where achievement against budgeted Net Income falls between the performance levels set out above, the number of Shares vested shall be determined based on straight line interpolation.

Shares will vest on the later of December 31, 2015 and the date the Committee determines in its discretion that the performance goals for the Performance Period have been met.  If the performance goals are not met, 15% of the total Award will be forfeited.

II.           For Performance Period Ending December 31, 2018

The Performance Measures and related goals for the three-year period ending December 31, 2018 will be determined by the Committee in its sole discretion in the fourth quarter of 2015.

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